PURCHASE AND SALE AGREEMENT

By and Between

TELA GARWOOD LIMITED, LP

AS SELLER

AND

AURORA ENERGY PARTNERS

AS BUYER

TABLE OF CONTENTS

TABLE OF CONTENTS

TABLE OF CONTENTS

TABLE OF CONTENTS

EXHIBITS AND SCHEDULES

PURCHASE AND SALE AGREEMENT

This Agreement (this "Agreement") is made and entered into this 30th day of June, 2014 (the "Execution Date"), by and between **TELA GARWOOD LIMITED, LP**, whose company address is 1900 St. James Place, Suite 425, Houston, Texas 77056 (the "Seller"), and **AURORA ENERGY PARTNERS**, a Texas General Partnership, whose address is 3355 Bee Caves Road, Suite 608, Austin, Texas 78746 (the "Buyer"). Buyer and Seller are collectively referred to herein as the "Parties", and are sometimes referred to individually as a "Party."

WITNESSETH:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller the ASSETS (as defined in Section 1.02), all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

Article I
Assets

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, that portion of Seller's interest in the Assets described below, and Seller agrees to sell to Buyer that portion of Seller's right title and interest (expressly excluding the Excluded ASSETS described in Section 1.03) in the "ASSETS" described in Section 1.02 (sometimes referred to hereinafter as the "ASSETS' Interest").

Section 1.02 Assets. The "ASSETS" shall mean, except for the Excluded ASSETS, all of Seller's undivided right, title and interest in and to the following real and personal property interests:

(a) An undivided TEN PERCENT (10%) LEASEHOLD WORKING INTEREST in the oil, gas and mineral leases described on **Exhibit "A"** (the "Leases") attached hereto and the interest in the lands therein described and covered thereby (the "Lands"), and all appurtenant renewals, extensions, ratifications, and amendments of such Leases and all rights and benefits derived from, or attributable to, the lessee's interest in such Leases;

(b) to the extent assignable or transferable, an undivided TEN PERCENT (10%) INTEREST in personal property, equipment, fixtures, inventory and improvements located on or used in connection with The ASSETS or with the production, treatment, sale, or disposal of Hydrocarbons, byproducts or waste produced therefrom or attributable thereto, including, without limitation, the ASSETS' interest in

the oil wells and natural gas wells described on **Exhibit "B"** attached hereto, whether currently producing or capable of producing hydrocarbons, all injection and disposal wells located on the Lands covered by the Leases, and the ASSETS' interest in all other wells located on the Lands covered by those oil, gas and mineral leases shown in **Exhibit "A"**, whether producing, shut in or abandoned, and whether for production, injection or disposal (collectively, the "Wells"), and the ASSETS' interests in the wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, treatment facilities, injection facilities, disposal facilities, and other materials, supplies, equipment, facilities and machinery connected to the Wells or located on the Lands and owned by the Seller (collectively, the "Personal Property"); PROVIDED, HOWEVER, THAT THE PERSONAL PROPERTY DOES NOT INCLUDE: any office ASSETS and software, rolling stock, hand tools, movable equipment not constantly connected to a Well (such as pulling machines), or personnel;

(c) to the extent assignable or transferable, the ASSETS' interest in all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the ASSETS (the "Easements");

(d) The ASSETS' interest in and to all oil, gas, condensate and other hydrocarbons (collectively, "Hydrocarbons") produced from the Lands, or attributable thereto, together with all proceeds from and rights relating to such production, from and after the 7:00 AM CST on May 1, 2014 (the "Effective Time"), BUT NOT INCLUDING oil in the tanks as of the Effective Time;

(e) to the extent assignable or transferable by the Seller, the ASSETS' interest in all contracts, agreements and other arrangements that directly relate to the ASSETS, including, without limitation, to the extent directly related to the ASSETS, production sales contracts, balancing agreements, joint venture agreements, joint operating agreements, partnership agreements, farmout agreements, operating agreements, service agreements and similar arrangements (collectively, the "Contracts");

(f) to the extent assignable or transferable by the Seller, the ASSETS' rights to indemnities and releases from third parties relating to the ASSETS for events occurring after the Effective Time and, to the extent not so assignable, the benefit of such indemnities and releases;

(g) to the extent assignable or transferable by the Seller, the ASSETS' interest in all books, records, files, muniments of title, reports and similar documents and materials, including, without limitation, lease records, well records, and division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the ASSETS), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, the Seller (collectively, the "Records"); and

(h) The ASSETS' interest in all geological and geophysical data in the possession of or subject to the control of the Seller directly relating to the ASSETS, other than such data that is interpretive in nature or that cannot be transferred without the consent of or payment of monies to any third party.

Section 1.03 Excluded Assets. The "Excluded Assets" shall mean the following:

(a) All claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the ASSETS, occurring prior to the Effective Time;

(b) All rights, titles, claims and interests of Seller relating to the ASSETS prior to the Effective Time under any policy or agreement of insurance or indemnity, under any bond, or to any insurance or condemnation proceeds or awards; and

(c) All mineral interests, royalty interests and overriding royalty interests owned by Seller, as of the Effective Time, to the extent that such interests comprise no part of the represented ownership interests in the ASSETS, as described in Schedule 1.01.

Section 1.04 Delivery of the Assets. Notwithstanding any other provision of this Agreement to the contrary, the ASSETS shall be conveyed by the Seller to the Buyer and paid for by the Buyer to the Seller in two separate Closings as described in Section 2.01 below and reflected on Schedule 1.04.

Article II
Purchase Price

Section 2.01 Purchase Price. The Purchase Price for the ASSETS shall be the sum of Five Million, Nine Hundred Eighty-Five Thousand Fifty-Nine U.S. Dollars ($5,985,059.00) less an agreed adjustment for the BOA North #4 well of Two Hundred Thirty-One Thousand U.S. Dollars ($231,000.00) for a net purchase price of Five Million Seven Hundred Fifty-Four Thousand Fifty-Nine U.S. Dollars ($5,754,059.00) (the "Purchase Price"). The Purchase Price, plus the reimbursement by Buyer to Seller of the drilling costs associated with the Buyer's interest in the Homar #2, Wagga-Wagga #2 and Ballarat 185 #1 after the Effective Time referred to in Section 5.02(b) below of Forty-Two Thousand Seventy-Two U.S. Dollars ($42,072.00) shall be payable in two installments of immediately available funds, subject to adjustment as provided for in Section 10.01, to Seller. The first installment of the Purchase Price of Two Million, Four Hundred Ninety-One Thousand, Eight Hundred Eighty-Eight U.S. Dollars ($2,491,888.00) shall be paid by Buyer to Seller on the First Closing Date as defined in Section 10.01, below, by wire transfer to an account designated in writing by Seller to Buyer. The second installment of the Purchase Price of Three Million, Three Hundred Four Thousand, Two Hundred Forty-Three U.S. Dollars ($3,304,243.00) shall be paid by Buyer to Seller by wire transfer to an account designated in writing by Seller on the Second Closing Date, as defined in Section 10.01, below.

Section 2.02 **Effective Time.** If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the First Closing ASSETS shall be transferred from Seller to Buyer on the First Closing Date and the Second Closing ASSETS shall be transferred from Seller to Buyer on the Second Closing Date effective as of the Effective Time.

Article III
Title Matters

Section 3.01 **Examination Period.** From and after the Effective Time, Seller shall permit Buyer and its representatives free and reasonable access to the ASSETS at the sole risk and expense of Buyer following notice to Seller and the identification to Seller of any person who will come upon the Leases and the Lands; and, following the Effective Time until five (5) Business Days prior to the First Closing Date (the "Examination Period"), the Seller shall permit the Buyer and/or its representatives free and reasonable access to examine, at all reasonable times, at a location designated by Seller, all information associated with the ASSETS in the possession of Seller, including but not limited to, abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating and accounting records and agreements pertaining to the ASSETS, insofar as same may now be in existence and in the possession of the Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on the Seller. "Business Days" means all calendar days excluding Saturdays, Sundays and U.S. legal holidays.

Section 3.02 **Special Warranty of Title.** Seller hereby agrees to warrant that it has Defensible Title, as defined below, to the interest in the ASSETS unto Buyer, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller, but not otherwise; subject, however, to the "Permitted Encumbrances" (as defined in Section 3.03(e), below) and the other matters set forth herein.

Section 3.03 **Defensible Title and Permitted Encumbrances.** For purposes of this Agreement, the term "Defensible Title" means, with respect to the ASSETS, such ownership by Seller that, to and except for the Permitted Encumbrances:

(a) entitles Seller to receive not less than the percentage set forth in Schedule 1.01 as such Seller's "Net Revenue Interests" of all Hydrocarbons produced, saved and marketed from the ASSETS' interest in each Well as set forth in Schedule 1.01, all without reduction, suspension or termination of such interest throughout the productive life of such Well;

(b) obligates Seller to bear not greater than the percentages set forth in Schedule 1.01 as Seller's "Working Interests" of the costs and expenses relating to the maintenance, development and operation of the ASSETS' interest in each Well as set

forth in Schedule 1.01, all without increase throughout the productive life of the concerned Well;

(c) is free and clear of all liens, encumbrances and defects in title except for the Permitted Encumbrances.

(d) The term "Permitted Encumbrances" shall mean any of the following matters to the extent the same are valid and subsisting and affect the ASSETS:

(i) any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the ASSETS or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman's, mechanics', repairman's, employees', contractors', operators' liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business;

(ii) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business (which contested matters are listed on "**Exhibit C**") and for which Seller has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

(iii) Lessors' royalties, overriding royalties, net profit interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interests of Seller below those set forth on Schedule 1.01.

(iv) any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that same do not materially interfere with the oil and gas operations to be conducted on the ASSETS;

(v) preferential rights to purchase or similar agreements with respect to the interest of the Seller in the ASSETS for which waivers or consents are obtained prior to Closing from the appropriate parties for the transaction contemplated hereby;

(vi) third party consents to assignments with respect to which waivers or consents are obtained prior to Closing from the appropriate parties for the transaction contemplated hereby;

(vii) all rights to consent by, required notices to, filings with, or other actions by governmental authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(viii) any liens of record affecting the interest in the ASSETS of Seller that are to be released prior to or at Closing; and

(ix) term limitations in the Leases to the extent that no expiration of any term has or will occur prior to the Closing.

<u>Section 3.04</u> <u>Title Defect</u>. The term "<u>Title Defect</u>," as used in this Agreement, shall mean any encumbrance, encroachment, irregularity, defect in or objection to the ownership of any Asset (expressly excluding the Permitted Encumbrances) that causes Seller not to have Defensible Title to the ownership interest set forth on <u>Schedule 1.01</u>. The exclusion of Permitted Encumbrances in the preceding sentence shall not affect Buyer's right to assert those Title Defects to Seller as set forth in Sections 3.03(a) and 3.03(b), above, with respect to the ASSETS.

<u>Section 3.05</u> <u>Notice of Title Defects.</u>

(a) If Buyer discovers any Title Defect affecting the interest of Seller in the ASSETS, Buyer shall notify Seller as promptly as possible, but no later than five (5) Business Days prior to the First Closing Date of such alleged Title Defect. To be effective, such notice to Seller must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest or Working Interest), (iv) identify the specific portion or portions of the ASSETS, and (v) include the value of such Title Defect as determined by Buyer. Except as otherwise provided in this Agreement, any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically and timely notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b) Upon the receipt by Seller of such effective notice from Buyer, Seller may attempt to cure such Title Defect at any time prior to the Closing, or not take any remedial action with respect to the alleged Title Defect.

(c) The value attributable to each Title Defect (the "<u>Title Defect Value</u>") that is asserted by Buyer in the Title Defect notices shall be determined based upon the criteria set forth below or as otherwise agreed to in writing by Buyer and Seller:

(i) If the Title Defect is a lien or other encumbrance upon the ASSETS that is undisputed and liquidated in amount, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset, including all associated costs.

(ii) If the Title Defect asserted is that the Net Revenue Interest attributable to the ASSETS' interest in any Well, unit, or leasehold location is less than that stated in Schedule 1.01 or the Working Interest attributable to the ASSETS' interest in any Well or unit is greater than that stated in Schedule 1.01, without a proportionate increase in the associated Net Revenue Interest, then the Title Defect Value shall take into account the relative change in the interest from Schedule 1.01.

(iii) If the Title Defect represents an obligation, encumbrance, burden or charge upon the ASSETS (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the portion of the ASSETS affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the ASSETS, and the Title Defect Values placed upon the Title Defect by Buyer.

(iv) If a Title Defect is not in effect or does not adversely affect the ASSETS throughout the entire productive life of the ASSETS, such fact shall be taken into account in determining the Title Defect Value.

(v) The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

Section 3.06 Remedies for Title Defects.

(a) With respect to each Title Defect that is not cured on or before the Closing, except as otherwise provided in this Section 3.06, the Purchase Price shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller.

(b) If any Title Defect is in the nature of an outstanding preferential right to purchase, the provisions of Section 3.06(e) shall apply. If any Title Defect is in the nature of an un-obtained consent to assignment or other restriction on assignability, the provisions of Section 3.06(f) shall apply.

(c) If on or before Closing, the Buyer and the Seller have not agreed upon the validity of any asserted Title Defect, or have not agreed on the Title Defect Value attributable thereto, either Buyer or Seller shall have the right to elect to have the

validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 15.03. If the validity of any asserted Title Defect, or the Title Defect Value attributable thereto, is not determined before Closing, Buyer, at the sole discretion of Buyer shall either (1) elect not to reduce the Purchase Price paid to Seller at Closing by the Title Defect Value, and upon the final resolution of such dispute the Title Defect Value, if any, found to be attributable to such Title Defect, shall be promptly refunded by Seller to Buyer, or (2) exclude the interest of Seller in that portion of the affected ASSETS and reduce the Purchase Price due to Seller by the Title Defect Value of such excluded ASSETS.

(d) Notwithstanding anything to the contrary in this Agreement, if the aggregate adjustments to the Purchase Price determined in accordance with this Agreement for Title Defects and Environmental Defects do not exceed five percent (5.0%) of the Purchase Price prior to any adjustments thereto (the "Defect Deductible"), then no adjustment of the Purchase Price shall be made for Title Defects and adjustments; and if they do exceed such Defect Deductible, shall be made only to the extent of the excess over and above the Defect Deductible proportionally allocated among all the Title and Environmental Defects. The Title Defect Value of any portion of the ASSETS excluded by Buyer from the sale under this Agreement will reduce the Purchase Price but cannot be used by Buyer in meeting the Defect Deductible.

(e) Preferential Rights To Purchase. Seller shall use its best efforts to comply with and obtain a waiver of all preferential right to purchase provisions relative to the ASSETS prior to the Closing. If, prior to Closing, a holder of a preferential purchase right notifies Seller that it intends to exercise its rights with respect to the ASSETS to which its preferential purchase right applies (as determined in accordance with the agreement in which the preferential purchase right arises), Buyer may elect to purchase only that portion of the ASSETS not affected and reduce the Purchase Price by the Title Defect Value of that portion of the ASSETS not purchased. To the extent a preferential right to purchase is exercised after Closing and payment of the Purchase Price: (i) if the affected title or interest has not been assigned to Buyer, the interest will be assigned to the exercising third party by Seller and an appropriate credit for the Title Defect Value of the interest of Seller will be given to Buyer in the Final Accounting, or (ii) if the affected title or interest has been assigned to Buyer, the interest will be assigned to the exercising third party by Buyer and Buyer shall, in lieu of any remedy relative to Seller, be entitled to retain the consideration paid by the exercising third party.

(f) Consents to Assignment. Seller shall use its best efforts to obtain all necessary consents from third parties to assign the ASSETS to Buyer prior to Closing (other than governmental approvals that are customarily obtained after Closing) and Buyer shall assist Seller with such efforts. If a consent to assign is not obtained prior to Closing, the Buyer shall have the option to (i) waive the consent, or (ii) exclude the affected ASSETS from the transaction and reduce the Purchase Price by the Title Defect Value of the affected ASSETS.

Article IV
Environmental Matters

Section 4.01 Environmental Definitions.

(a) Environmental Defects. For purposes of this Agreement, the term "Environmental Defect" shall mean, with respect to any portion of the ASSETS, (i) an individual environmental condition that constitutes a violation of Environmental Laws in effect as of the date of this Agreement in the jurisdiction in which the ASSETS are located, or (ii) a condition existing with respect to any portion of the ASSETS that requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws, in each case excluding conditions to the extent constituting or caused by normally occurring radioactive materials ("NORM").

(b) Governmental Authority. For purposes of this Agreement, the term "Governmental Authority" shall mean, the United States and the state, county, parish, city and political subdivisions that exercise jurisdiction over the ASSETS, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over the ASSETS.

(c) Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to health or the environment as may be interpreted by applicable court decisions or administrative orders, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(d) Environmental Defect Value. For purposes of this Agreement, the term "Environmental Defect Value" shall mean, with respect to any Environmental Defect, the value, as of the First Closing Date, of Seller's proportionate share of the estimated costs and expenses to cure or remedy such Environmental Defect in the ASSETS in the most cost-effective manner reasonably available that does not unreasonably interfere with the operation of the ASSETS in question, consistent with Environmental Laws and acceptable to Governmental Authorities, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes,

encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available.

Section 4.02 Environmental Review.

(a) Seller hereby consents to Buyer conducting, at Buyer's sole risk and expense, on-site inspections and an environmental assessment of the ASSETS. In connection with any such on-site inspections or environmental assessment, Buyer agrees not to interfere with the normal operation of the ASSETS in any material respect and agrees to comply with all requirements and safety policies of the operator of which Buyer has notice. In connection with the granting of such access, Buyer represents it is adequately insured and, except to the extent caused by Seller's gross negligence or willful misconduct, waives, releases and agrees to indemnify, defend and save and hold harmless Seller and Seller's respective representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer or the representative and/or "Environmental Consultants" (herein so called) of Buyer, but Buyer shall not indemnify Seller from Seller's own gross negligence or willful misconduct. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

(b) Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer's Environmental Consultant to) treat confidentially any matters revealed by Buyer's Environmental Review and any reports or data generated from such review (the "Environmental Information"), and Buyer shall not (and shall cause Buyer's Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of the Seller. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer's Environmental Consultant, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide the Seller with prompt notice sufficiently prior to any such disclosure so as to allow the Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall without charge deliver the Environmental Information to the Seller, which Environmental Information shall become the sole property of the Seller. Buyer's obligations under this Section 4.02(b) shall terminate in the event that the Closing occurs, save and except that Buyer shall, if requested by Seller, provide Seller without charge a copy of the Environmental Information obtained by Buyer prior to Closing.

Section 4.03 Notice of Environmental Defects.

(a) If Buyer discovers any Environmental Defect affecting any of the ASSETS, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged

Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the specific Environmental Defect in reasonable detail, including the written conclusion of Buyer's Environmental Consultants that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer's environmental review, (iv) identify the specific ASSETS affected by such Environmental Defect; (v) identify any recommendations from Buyer's Environmental Consultant to cure or remedy the Environmental Defect; and (vi) state Buyer's estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect.

(b) Except as otherwise provided in this Agreement, any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically and timely notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes. Upon the receipt of such effective notice from Buyer, Seller and Buyer shall attempt to mutually agree on a resolution including, but not limited to the following, provided that Seller shall elect one of the following if the Parties do not so agree: (i) complete the cure of such Environmental Defect at any time prior to the Closing; or (ii) adjust the Purchase Price of the interest of Seller in the ASSETS subject to such Environmental Defect downward by an amount equal to the Environmental Defect Value.

<u>Section 4.04</u> <u>Remedies for Environmental Defects.</u>

(a) If any Environmental Defect described in a notice timely delivered in accordance with Section 4.03(a) is not cured on or before the Closing, then the Purchase Price shall be reduced by the Environmental Defect Value of such Environmental Defect as agreed to by Buyer and Seller.

(b) If on or before Closing, Buyer and Seller have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, either Buyer or Seller shall have the right to elect to have the validity of such Environmental Defect and/or such Environmental Defect Value determined by an Independent Expert pursuant to Section 15.03. If the validity of any asserted Environmental Defect, or the Environmental Defect Value attributable thereto, is not determined before Closing, the Buyer, at the sole discretion of Buyer shall either (1) elect not to reduce the Purchase Price paid to Seller at Closing by the Environmental Defect Value, and upon the final resolution of such dispute the Environmental Defect Value, if any, found to be attributable to such Environmental Defect shall be promptly refunded to Buyer by Seller, or (2) exclude the affected Asset and reduce the Purchase Price by the Environmental Defect Value.

(c) Notwithstanding anything to the contrary in this Agreement, if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects and Title Defects does not exceed the Defect Deductible, then no adjustments of the Purchase Price shall be made for Environmental Defects; and if the total Environmental Defects and the Title Defects do exceed the Defect Deductible, the Purchase Price shall be reduced only to the extent of such excess, which excess shall be allocated proportionately among all of the Environmental Defects and Title Defects.

Article V
Purchase Price Adjustments

Section 5.01 Adjustments to the Purchase Price. The Purchase Price shall be adjusted in accordance with Articles III, IV and this Article V and the other applicable provisions of this Agreement, it being agreed, however, that the Purchase Price shall not be adjusted with respect to the Defect Deductible. There shall not be any adjustment to the Purchase Price for (i) actual or projected changes in production rates of the Hydrocarbons, (ii) alternative or differing interpretations of proved and probable reserves, and/or (iii) wear and tear of any of the ASSETS.

Section 5.02 Hydrocarbon Proceeds and Property Expenses.

(a) All proceeds from the sale of the Hydrocarbons produced from or attributable to the ASSETS prior to the Effective Time shall be the property of Seller, and in the event Buyer actually receives any of those proceeds, Buyer will remit those proceeds in the Final Accounting Statement. All proceeds from the sale of the Hydrocarbons produced from or attributable to the ASSETS on or after the Effective Time shall be the property of the Buyer, and in the event Seller actually receives any of those proceeds, Seller will remit those proceeds to Buyer in the Final Accounting Statement (as described in Section 12.01(b) or within thirty (30) days after receipt by Seller.

(b) Except as otherwise provided in this Agreement, Seller shall be responsible for its respective costs and expenses attributable, allocable or incurred with respect to its respective ownership, use and/or operation of the ASSETS prior to the Effective Time, and the Purchase Price shall be decreased by those costs and expenses to the extent any of those costs and expenses are not paid by Seller before the Closing. Buyer shall be responsible for payment of all such costs and expenses attributable, allocable or incurred with respect to the conveyed ownership, use and/or operation of the ASSETS on or after the Effective Time; including, but not limited to, any and all costs and expense incurred and paid by Seller in connection with the ASSETS' Interest in the drilling, completion and production of the Homar #2 and the Wagga Wagga #2 which have been drilled and are awaiting completion and the Ballarat 185 #1 which is currently

being drilled, and the Purchase Price shall be increased by those costs and expenses to the extent any of those costs and expenses are paid by Seller before the Closing.

Section 5.03 **Payment of Taxes.** All real estate, use, occupation, ad valorem, and personal property Taxes on any of the ASSETS that are not excluded for calendar year 2014 shall be prorated between Buyer and Seller based on the Effective Time and shall be paid by Buyers. The Base Price will be adjusted downward by the amount of all such unpaid items attributable to all periods prior to the Effective Time. Seller shall be responsible for all production and severance Taxes, windfall profit Taxes, and any other similar Taxes applicable to the Hydrocarbons produced from or attributable to the ASSETS prior to the Effective Time, and Buyer shall be responsible for all such Taxes applicable to the Hydrocarbons produced from or attributable to the ASSETS on and after the Effective Time. Each Party shall retain responsibility for, and shall bear and pay, such Party's share of all income Tax liability and franchise Tax liability in connection with the transactions described in this Agreement after the Closing. The transactions described in this Agreement involve the transfer of real estate with tangible personal property being transferred incidental to such real estate; accordingly, the Parties do not anticipate that any sales, use, transfer, stamp, documentary, registration or similar Taxes will be incurred or imposed with respect to the transactions described in this Agreement.

Section 5.04 **Casualty Loss.**

(a) If, after the Effective Time and prior to the Closing, any part of the ASSETS shall be damaged or destroyed by fire or other casualty or if any part of the ASSETS shall be taken in condemnation or under the right of eminent domain of if proceedings for such purposes shall be pending or threatened (a "Casualty Loss") and the Parties cannot agree on an adjustment to the Purchase Price and allocation of insurance proceeds, at Buyer's election either (i) Buyer may reduce the Purchase Price by the "reduction in value" of the ASSETS arising from that Casualty Loss (the "Casualty Loss Value"), or (ii) Seller shall assign its rights to insurance proceeds for the Casualty Loss to Buyer. For this purpose, "Casualty Loss Value" shall be based upon the principle that Seller should generally bear its allocable share of the costs of repairing the ASSETS affected by the Casualty Loss (to the extent of Seller's interests therein) to the state of those ASSETS existing immediately prior to the Casualty Loss or, if repairs are not commercially feasible or possible, replacing the ASSETS affected by the Casualty Loss to their state existing immediately prior to the Casualty Loss.

(b) If the Parties are unable to agree whether a Casualty Loss has occurred, the extent of the Casualty Loss, the "reduction in value" resulting from the Casualty Loss, or any other matter relating to the Casualty Loss, and Buyer has not agreed to accept the insurance proceeds due to Seller as result of the Casualty Loss, Buyer may, in the sole discretion of Buyer, determine to proceed to the Closing with the Purchase Price being reduced by Buyer's reasonable estimate of the reduction in value of Seller's

interest in the ASSETS affected by the Casualty Loss as a result of the Casualty Loss, the amount of such reduction being deposited by Buyer at the time of Closing into an escrow account to be created and held by an independent third party escrow agent whereupon the matter shall be immediately submitted for resolution to an Independent Expert pursuant to Section 15.03. If, however, any claim by Buyer for a Casualty Loss not resolved prior to Closing exceeds twenty percent (20%) of the Purchase Price, any Party may, by notice to the other Parties given prior to the Closing, terminate this Agreement. If any Party rightfully exercises its option to terminate this Agreement pursuant to this Subsection, this Agreement shall become void and have no effect, and none of the Parties shall have any further right or duty to or claim against the other Parties under this Agreement, except as expressly provided to the contrary in this Agreement.

Article VI
Warranties of Seller

Subject to the limitations provided in this Article VI Seller represents and warrants to Buyer as of the date hereof and the Second Closing Date, that:

Section 6.01 Seller's Existence. Seller, represents and warrants that it is duly organized and validly existing under the laws of the State or Country of its organization, and is qualified to the extent required by applicable law to conduct business in the State of Texas, and that such Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 6.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a) any provision of the organizational documents or other governing documents of Seller;

(b) except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which Seller is a party or by which Seller is bound; or

(c) any judgment, order, ruling or decree applicable to Seller or any law, rule or regulation applicable to Seller.

Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite organizational action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

Section 6.04 Brokers. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliates of Seller for which Buyer has or will have any liability or obligation (contingent or otherwise).

Section 6.05 Preferential Rights and Consents to Assign. To the information and belief of Seller, there are no preferential rights to purchase or consents to assignment which affect the ASSETS except as set forth on Schedule 6.05.

Section 6.06 Bankruptcy. There is no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the actual knowledge of Seller threatened against Seller or the ASSETS.

Section 6.07 Suits. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to the information and belief of Seller, threatened against Seller or any affiliates of Seller or the ASSETS that has materially and adversely affected or will materially and adversely affect Seller's ability to consummate the transactions contemplated herein or materially and adversely affect the title to or value of the interest of Seller in the ASSETS except as set forth on Schedule 6.07.

Section 6.08 Royalties. All rentals, royalties and other payments due under the ASSETS described in **Exhibit "A"** have, to the information and belief of Seller, been paid in all material respects, except those amounts in suspense.

Section 6.09 Taxes. To the information and belief of Seller, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership by Seller of an interest in the ASSETS or the production of Hydrocarbons or the receipt of proceeds therefrom that have become due and payable have been paid in all material respects except 2014 ad valorem taxes. To the information and belief of Seller, all returns with respect to Taxes that are due with respect to the ASSETS that are required to be filed by the owner of the ASSETS have been filed. To the information and belief of Seller, there are no encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) on the ASSETS, other than statutory liens for current Taxes not yet due. Seller has not received written notice of any pending claims against it (which remain outstanding) from any applicable Governmental Authority for assessment of Taxes concerning the ASSETS and, to the extent of Seller's actual knowledge, no such claim has been threatened. To the information and belief of Seller, no audit, administrative, judicial or other proceeding with respect to Taxes pertaining to the ASSETS has been commenced or is presently pending. To the information and belief of Seller, (i) the ASSETS have been properly listed on the appropriate property tax

rolls, and (ii) the ASSETS do not contain any omitted property. None of the ASSETS are an interest in a partnership for U.S. federal income tax purposes.

Section 6.10 Permits. To the information and belief of Seller, Seller has obtained, and is in material compliance with the terms of and conditions of, all licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents and applications from the applicable Governmental Authorities that are presently necessary or required for the ownership and operation of the ASSETS.

Section 6.11 Areas of Mutual Interest. To the information and belief of Seller, none of the ASSETS are subject to (or have related to them) any area of mutual interest provisions or agreements except as set forth on Schedule 6.11.

Section 6.12 Plugging Obligations. To the information and belief of Seller, there are no dry holes, or shut in or otherwise inactive Wells, located on the Lands, except for Wells that have been properly plugged and abandoned or that Seller is not currently obligated to plug or abandon except as set forth on Schedule 6.12.

Section 6.13 Imbalances. To the information and belief of Seller, there are no gas or pipeline imbalances related to the interest in the ASSETS of Seller except as set forth on Schedule 6.13.

Section 6.14 Contracts. To the information and belief of Seller, all material Contracts are in full force and effect, and Seller is not in default with respect to any of its material obligations thereunder.

Section 6.15 Liens. Except for Permitted Encumbrances, the ASSETS will be conveyed by Seller free and clear of all liens, mortgages and encumbrances existing by, through or under Seller.

Section 6.16 Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code; provided however, should Seller not be able to execute an Affidavit of Non-Foreign Status, Seller acknowledges that Buyer is obligated to withhold that portion of the purchase price required by Section 1445 of the Internal Revenue Code.

Section 6.17 Compliance with Laws. To the information and belief of Seller, Seller is not in breach or violation of any law, regulation or other rule of any government authority or ruling or other determination of any court or other tribunal that will adversely impact the transaction described in this Agreement or adversely impact the interest in the ASSETS.

Section 6.18 Outstanding Bills. To the information and belief of Seller, Seller is current on all outstanding joint interest and authority for expenditures (AFE) cash call billings as of the First Closing Date.

Section 6.19 **Assets.** No part of the ASSETS are owned by an affiliate of Seller that is not also a party to this Agreement.

Article VII
Representations and Warranties of Buyer

Buyer represents and warrants to Seller, as of the date hereof and the Second Closing Date, that:

Section 7.01 **Buyer's Existence.** Buyer is duly organized and validly existing under the laws of the State of Texas and is qualified to conduct business in the State of Texas as a Texas General Partnership. Buyer has full legal power, right and authority to carry on the business of Buyer as such is now being conducted and as contemplated to be conducted.

Section 7.02 **Legal Power.** Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with:

(a) any provision of Buyer's organizational agreement or other governing documents;

(b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c) any judgment, order, ruling or decree to which Buyer is a party in interest or any law, rule or regulation applicable to Buyer.

Section 7.03 **Execution and Post-Closing Plugging Obligations of Buyer.** The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite partners of the Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable in accordance with its terms.

Section 7.04 **Brokers.** No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller have or will have any liabilities or obligations (contingent or otherwise).

Section 7.05 **Bankruptcy.** There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the information and belief of Buyer, threatened against Buyer or any affiliates of Buyer.

Section 7.06 **Suits.** There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to the information and belief of Buyer, threatened against Buyer or any affiliates of Buyer that have materially and adversely affected or will materially and adversely affect Buyer's ability to consummate the transactions contemplated herein.

Section 7.07 **Qualifications.** Buyers are qualified with all applicable Governmental Authorities to own and operate the ASSETS and have all necessary bonds to own and operate the ASSETS. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer has been afforded the opportunity to examine the ASSETS and the information and materials made available to it by Seller with respect to the ASSETS.

Section 7.08 **Investment.** Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the ASSETS, and the value thereof. Buyer is acquiring the ASSETS for their account of Buyer and not for distribution or resale in any manner that would violate any state or federal securities law, rule, regulation or order.

Section 7.09 **Disclaimer.** Buyer agrees and acknowledges that Seller has made no representations or warranties whatsoever, express or implied, as to the reserves attributable to the ASSETS or the value thereof, the possibility or probability of profit or loss as a result of Buyer's acquisition of the ASSETS, the condition of the ASSETS, or the legal, tax or other consequences of the transactions contemplated by this Agreement. Buyer understands and accepts the risks inherent in ownership of the ASSETS.

Article VIII
Seller's Conditions to Close

The obligations of Seller to consummate the transaction provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 **Representations.** The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 8.02 **Performance.** Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by Closing or prior to the Closing.

Section 8.03 **Pending Matters.** No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04 **Purchase Price.** Buyer shall have delivered to Seller the portion of the Purchase Price due to Seller, as the same may be adjusted hereunder, in accordance with the provisions of Articles III, IV and V.

Section 8.05 **Execution and Delivery of the Closing Documents.** Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.04.

Article IX
Buyer's Conditions to Close

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01 **Representations.** The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date as though made on and as of such date.

Section 9.02 **Performance.** Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by Closing or prior to the Closing.

Section 9.03 **Pending Matters.** No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04 **Execution and Delivery of the Closing Documents.** Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.03.

Section 9.05 **Liens.** All liens and encumbrances burdening the ASSETS, other than Permitted Liens, shall be discharged on or before Closing.

Article X
The Closing

Section 10.01 **Time and Place of the Closing.** If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied or waived in writing, and subject to any extensions between the Parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place for the First Closing ASSETS on June 30, 2014 (the "First Closing Date") and on July 31, 2014 for the Second Closing ASSETS (the "Second Closing Date") (the First Closing Date and the Second Closing Date are sometimes referred to hereafter collectively as the "Closing Date").

(a) At the Closing, the Purchase Price shall be adjusted by the following amounts:

(i) all downward Purchase Price Adjustment for Title Defects, Environmental Defects (provided that downward Purchase Price Adjustments shall not be made for Title Defects and Environmental Defects to the extent below the Defect Deductible) and Casualty Loss Value, and all upward and downward Purchase Price Adjustments determined in accordance with Articles III, IV and V; and,

(ii) any other amount provided for in the Preliminary Closing Statement (defined in Section 10.02 below) agreed upon by Buyer and Seller in writing.

(b) The adjustments described in this Section 10.01 are hereinafter referred to as the "Purchase Price Adjustments."

Section 10.02 Closing Statement. One day prior to each Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price, net of allowable adjustments approved by the Seller (the "Preliminary Closing Statement").

Section 10.03 Actions of Seller at each Closing.

At each Closing, Seller shall:

(a) execute, acknowledge and deliver to Buyer an Assignment in the form attached hereto as **"Exhibit D"**, and such other instruments as may be reasonably necessary to convey the interest of Seller in the ASSETS to Buyer, with Seller to execute a separate counterpart to the Assignment and execute the accounting hereinafter provided for;

(b) execute, acknowledge and deliver to Buyer letters in lieu of transfer in the form attached hereto as **"Exhibit E"** directing all purchasers of production from the ASSETS' Interest to make payment of proceeds attributable to such production to Buyer from and after the Effective Time as reasonably requested by Buyer prior to each Closing Date;

(c) deliver to Buyer possession of the ASSETS;

(d) execute, acknowledge and deliver any other agreements provided for herein or reasonably necessary or desirable to effectuate the transactions contemplated hereby.

(e) execute and deliver to Buyer all mortgage and lien releases associated with the interest in the ASSETS of Seller, and execute and deliver to Buyer the statement

described in Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a "foreign person" within the meaning of the Internal Revenue Code.

Section 10.04 Actions of Buyer at each Closing.

At each Closing, Buyer shall:

(a) deliver to Seller the remaining unpaid portion of the Purchase Price (as adjusted pursuant to the provisions hereof) by wire transfer to an account designated in writing by Seller;

(b) take possession of the ASSETS; and

(c) execute, acknowledge and deliver the Assignment, a counterpart signature page to the Operating Agreement dated April 1, 2011 between Trilogy Operating Inc. and Seller relating to Seller's interest in the ASSETS in the form attached hereto as "**Exhibit F**" and any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Article XI
Termination

Section 11.01 Right of Termination. This Agreement may be terminated as follows:

(a) At any time by the mutual written consent of all the Parties;

(b) by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; or

(c) as otherwise provided herein.

Section 11.02 Effect of Termination. In the event that the Closing does not occur as a result of any Party exercising its right to terminate this Agreement pursuant to Section 11.01, then, except for the provisions of this Section 11.02 and Article XVI hereof, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

Article XII
Post-Closing Obligations

Section 12.01 Final Accounting Statement.

(a) On or before ninety (90) days after the Second Closing Date, Seller shall prepare and deliver to Buyer a post-closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period for time between the Effective Time and Closing ("Accounting Statement"). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Second Closing Date and the allocation of revenues and expenses as determined in accordance with Section 5.02. To the extent reasonably required by Seller, Buyer shall assist in the preparation of the Accounting Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the Accounting Statement in order to permit Buyer to perform or cause to be performed an audit. The Accounting Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Buyer (the "Final Settlement Date") unless Buyer gives written notice of its disagreement (a "Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall use their best efforts to promptly resolve the Dispute.

(b) Within five (5) business days after the Final Settlement Date, Seller shall pay to Buyer or Buyer shall pay to Seller, in immediately available funds, the net amount due pursuant to the Final Accounting Statement. For purposes of this Agreement, the term "Final Accounting Statement" shall mean (i) the revised Accounting Statement becoming final pursuant to this Section, or (ii) upon resolution of any Dispute regarding a Notice of Disagreement.

Section 12.02 Further Cooperation. Seller shall provide the Records in electronic form to Buyer within five (5) Business Days after the Second Closing Date to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain originals of the Records. After the Second Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the ASSETS to Buyer and to accomplish the orderly transfer of the ASSETS to Buyer in the manner contemplated by this Agreement. After the Second Closing Date, the Parties will cooperate to have all proceeds received attributable to the ASSETS be paid to the proper Party hereunder and to have all expenditures to be made with respect to the ASSETS be made by the proper Party hereunder.

Section 12.03 Consents. If consents are not received prior to each Closing Date, Seller shall continue its efforts to obtain all necessary consents required to transfer the ASSETS after the Closing Date.

Article XIII
Operations of The Assets

Section 13.01 Management after Effective Time. Buyer acknowledges that Seller is a non-operating working interest owner of the ASSETS and that Trilogy Operating Inc. ("Trilogy") is the operator of the ASSETS. Seller agrees to use reasonably efforts to cause Trilogy, from and after the Effective Time until the Second Closing Date, except as expressly contemplated by this Agreement, or as expressly consented to in writing by Buyer, or in situations wherein emergency action is taken in the face of risk to life, property or the environment, to:

(a) manage the ASSETS in the usual, regular and ordinary manner consistent with past practice, including timely disbursing all proceeds, paying (or causing the oil purchaser to pay) all royalties due pursuant to signed division orders and other lease obligations and paying any other expenses related to the ASSETS that become due and payable;

(b) maintain the books of account and records relating to the ASSETS in the usual, regular and ordinary manner, in accordance with the usual accounting practices of Seller;

(c) not enter into a material contract concerning the ASSETS, or materially amend or change the terms of any such contract;

(d) not plug or abandon any well located on the ASSETS without Buyer's prior written consent;

(e) not transfer, sell, mortgage, pledge or dispose of any material portion of the Properties other than the sale and/or disposal of hydrocarbons in the ordinary course of business;

(f) To the extent practical and in compliance with this Agreement preserve in full force and effect all oil and gas leases, operating agreements, easements, rights-of-way, permits, licenses and agreements that relate to the ASSETS;

(g) except as set forth in Schedule 13.01(g), submit to Buyer for prior written approval, all requests for operating or capital expenditures relating to the ASSETS that involve individual commitments of more than fifty-thousand U.S. dollars ($50,000.00);

(h) obtain Buyer's written approval prior to voting under any operating or unit agreement pertaining to the ASSETS;

(i) maintain insurance coverage on the ASSETS in the amounts and of the types currently in force, and to the extent practical, file and diligently prosecute any claims arising under such policies prior to the applicable Closing Date; and

(j) not create any additional encumbrance other than Permitted Encumbrances with respect to any of the ASSETS.

Article XIV
Obligations and Indemnification

Section 14.01 Retained Obligations. Provided that the Closing occurs, except for Assumed Obligations (as hereinafter defined), Buyer shall assume and become liable for any duties, damages, obligations and liabilities of Seller, including (a) all obligations and liabilities of Seller for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the ASSETS' Interest accruing prior to the Effective Time; (b) all obligations of Seller under the Contracts for (i) overhead charges related to periods prior to the Effective Time, (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time, and (iii) other payment obligations that accrue and become due prior to the Effective Time; (c) all liability of Seller to third parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the operation of the ASSETS; (d) ad valorem, property, severance and similar taxes attributable to the period of time prior to the Effective Time; and (e) all litigation existing as of the Second Closing Date, to the extent it relates to the period of time prior to the Effective Time (collectively, the "Retained Obligations"). To the extent that Seller have rights of indemnification from third parties with respect to ownership or operation of the ASSETS after the Effective Time, Seller will at the time of applicable Closing Date assign those rights, after the Effective Time, to the Buyer.

Section 14.02 Seller's Indemnification. Provided that the Closing occurs, Seller shall release, defend, indemnify and hold harmless Buyer, its partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the "Buyers Indemnitees") from and against any and all third party non-environmental claims to the extent relating to the ownership by Seller of the ASSETS prior to the Effective Time or as a result of, arising out of, or related to the Retained Obligations of Seller, except to the extent such claims result from the gross negligence, fraud or willful misconduct of any Buyer Indemnitee.

Section 14.03 Buyer's Indemnification. Provided that the Closing occurs, Buyer shall release, defend, indemnify and hold harmless Seller, their partners, and their respective officers, directors, employees, agents, representatives, members, shareholders, affiliates and subsidiaries (collectively, the "Seller Indemnitees") from and against any and all claims relating to Buyers' ownership or operation of the

ASSETS on or after the Effective Time (the "Assumed Obligations"), except to the extent such claims result from the gross negligence, fraud or willful misconduct of any Seller Indemnitee.

Section 14.04 Notices and Defense of Indemnified Matters. Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from the other Party under this Agreement. The indemnifying Party shall be obligated to defend, at the indemnifying Party's sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying party in the defense of any such matter at its own expense.

Section 14.05 Indemnity Term Limit. Any claim for indemnification pursuant to this Section must be made within the later of: (i) one year after the Second Closing and (ii) one year after the occurrence of the event which is the basis of such claims for indemnification.

Section 14.06 Insurance Proceeds. The amount of any damages for which Seller Indemnitee or Buyer Indemnitee is entitled to indemnity under this Article XIV shall be reduced by the amount of insurance proceeds actually realized and received by such indemnified party or any of its affiliates with respect to such damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the indemnified party or its affiliates).

Article XV
Dispute Resolution

Section 15.01 General; Buyer Claim Notice. Any and all claims, disputes, controversies or other matters in question arising under or related to this Agreement (all of which are hereinafter referred to as "Disputes") shall be resolved in the manner prescribed by this Article XV.

Section 15.02 Senior Management. Except for any Disputes relating to alleged Title Defects, Environmental Defects and the Accounting Statement, if a Dispute occurs that the senior representatives of the Parties responsible for the transaction contemplated by this Agreement have been unable to settle or agree upon within a period of five (5) days after such Dispute arose, Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than ten (10) days after the Dispute has arisen to attempt to resolve same. If such designees have been unable to resolve such Dispute within a period of five (5) days after such meeting, or if such meeting has not occurred within fifteen (15) days following such Dispute arising, then either Party

shall have the right to exercise any right or remedy to which it is entitled under this Agreement or at law or in equity with respect to such Dispute.

Section 15.03 Dispute Resolutions by Independent Expert.

(a) Each Party shall have the right to submit Disputes regarding title issues, environmental issues, or calculation of the Accounting Statement or revisions thereto, to an independent expert (also referred to as an arbitrator) appointed in accordance with this Section 15.03 (each, an "Independent Expert"), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, either Party may request the American Arbitration Association ("AAA") to appoint the Independent Expert. The AAA shall select the Independent Expert, as provided in the AAA Rules not later than thirty (30) days after such request. In the event the AAA should fail to select the Independent Expert within such thirty (30) day period, then either Party may petition the Chief United States District Judge for the Southern District of Texas to select the Independent Expert, due regard being given to the selection criteria above and input from the Parties.

(b) Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the AAA to the extent such Rules do not conflict with the provisions of this Agreement. The Independent Expert shall be instructed by the Parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

(c) The charges and expenses of the Independent Expert shall be shared one-half by Seller and one-half by the Buyer.

(d) Any hearing before an Independent Expert held pursuant to Section 15.03 shall be held in Houston, Texas.

Section 15.04 Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES, OR DISPUTES ARISING AMONG SELLER AND BUYER UNDER THE TERMS OF THIS AGREEMENT (AND NOT COVERED BY SECTION 15.03) SHALL NOT BE SUBJECT TO ARBITRATION AND SHALL BE DETERMINED BY THE STATE DISTRICT COURTS LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, UNLESS THE CONCERNED PARTIES OTHERWISE MUTUALLY AGREE.

Article XVI
Miscellaneous

Section 16.01 Expenses. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from any other Party.

Section 16.02 Entire Agreement. This Agreement, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 16.03 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 16.04 Publicity. The shares of Seller's indirect parent corporation, Target Energy Ltd. ("Target"), are traded on the Australian Stock Exchange (the "ASX"). The ASX rules will dictate the timing and scope of the disclosure Seller and Target must provide with respect to this Agreement and the transactions contemplated by this Agreement. Consequently, Buyer agrees that Buyer and its affiliates and partners will not issue any press release or public announcement related to this Agreement or the transactions contemplated herein and, before the Closing, make any other announcement or communication to affiliates, partners, employees, customers or suppliers of Buyer, without the prior written approval of Seller, unless required by Law (in the reasonable opinion of counsel), in which case Seller shall have the right to review and comment on such press release or announcement before publication.

Section 16.05 Seller Cooperation with Buyer's Auditors. Buyer is a consolidated subsidiary of a publicly traded company and may be required to make informational and disclosure filings, including the preparation and filing of Form 8-K, with the U.S. Securities and Exchange Commission that will include financial information related to the ASSETS purchased from Seller in the transactions contemplated by this Agreement. Seller will use reasonable efforts to cooperate with buyer's auditors in such auditors' efforts to gather the appropriate disclosure information from Seller's records; provided, however, Buyer shall promptly reimburse Seller for any costs Seller incurs in providing such information to Buyer or its auditors.

Section 16.06 **Term Limit on Claims for Breach of Representations or Warranties.** Any claim for breach of representation or warranty pursuant to this Agreement must be made within one year after Closing.

Section 16.07 **Construction.** The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 16.08 **No Third Party Beneficiaries.** Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

Section 16.09 **Assignment.** Neither Party may assign or delegate any of its rights or duties hereunder (except as provided for in Section 5.04) without the prior written consent of the other Party, which consent may be withheld without cause, and any assignment made without such consent shall be void. Any such assignment shall not relieve the assignor from the obligations of assignor hereunder. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Section 16.10 **Governing Law.** This Agreement, other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction. The Parties agree to venue in Houston, Harris County, Texas.

Section 16.11 **Notices.** Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, nationally recognized, receipt overnight courier, email or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt. The Parties acknowledge and agree that any notice given in compliance with this Agreement shall constitute notice to the applicable Party.

Seller: TELA GARWOOD LIMITED, LP
1900 St. James Place, Suite 425
Houston, Texas 77056
Attn: Laurence Roe

Buyer: AURORA ENERGY PARTNERS
3355 Bee Caves Road, Suite 608
Austin, Texas 78746

Any Party may, by written notice so delivered to all the other Parties, change its address for notice purposes hereunder.

Section 16.12 **Severability.** If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 16.13 **Time of the Essence.** Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 16.14 **Further Assurances.** The Parties agree to execute and deliver any further documents, instruments or agreements which may be necessary to implement the transactions contemplated by this Agreement including; but not limited to, the delivery of the Second Closing ASSETS and the prompt payment of the Second Closing Purchase Price which may include escrow arrangements and other third party security arrangements.

Section 16.15 **Access to Information.** At Buyer's request, Seller will provide Buyer with copies of authority of expenditures, drilling reports and daily production and any other information associated with the ASSETS that are in the possession of Seller.

Section 16.16 **Counterpart Execution.** This Agreement may be executed in a number of identical separate counterparts (including by facsimile transmission or by other electronic means showing execution by a party), each of which for all purposes is to be (a) deemed an original and (b) as effective as delivery of a manually executed counterpart, but all of which shall constitute, collectively, one Agreement. No party to this Agreement shall be bound hereby until a counterpart of this Agreement has been executed by all Parties hereto.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

TELA GARWOOD LIMITED, LP

By: TELA Texas General, LLC,
General Partner

By: ______________________________
Laurence Roe, President

BUYER:

AURORA ENERGY PARTNERS

By: ______________________________
Name: Kenny Hill
Title: CEO of Victory Energy Corporation, the General Partner of Aurora Energy Partners

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER:

TELA GARWOOD LIMITED, LP

By: TELA Texas General, LLC,
General Partner

By: ______________________________
Laurence Roe, President

BUYER:

AURORA ENERGY PARTNERS

By: ______________________________
Name: Kenny Hill
Title: CEO of Victory Energy Corporation, the General Partner of Aurora Energy Partners